UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM N-54C

                     NOTIFICATION OF WITHDRAWAL OF ELECTION
                   TO BE SUBJECT TO SECTIONS 55 THROUGH 65 OF
                       THE INVESTMENT COMPANY ACT OF 1940
                         FILED PURSUANT TO SECTION 54(c)
                      OF THE INVESTMENT COMPANY ACT OF 1940

                  The undersigned business development company hereby notifies the Securities and Exchange Commission that it withdraws its election to be subject to sections 55 through 65 of the Investment Company Act of 1940 (the "Act"), pursuant to the provisions of section 54(c) of the Act, and in connection with such notice of withdrawal of election submits the following information:

                               WALNUT FUNDS, INC.
                       ----------------------------------
                                     (Name)

                     8000 Towers Crescent Drive, Suite 1070
                             Vienna, Virginia 22182
                                -----------------
                      Address of Principal Business Office
                      (No. & Street, City, State, Zip Code)

                                 (703) 448-3771
                        ---------------------------------
                     (Telephone Number, including area code)

                               0-23205; 814-00155
                       ----------------------------------
             (File number under the Securities Exchange Act of 1934)

Basis for filing the notification of withdrawal:

                  On November 1, 1999, Walnut Funds, Inc. merged into THCG, LLC, a subsidiary of Tower Hill Securities, Inc. THCG, LLC is excluded from the definition of an investment company by section 3(c)(1) of the Act.

                                    SIGNATURE

                  Pursuant to the requirements of the Act, the undersigned company has caused this notification of withdrawal of election to be subject to sections 55 through 65 of the Act to be duly signed on its behalf in the city of Vienna and State of Virginia on the 1st day of November, 1999.

                                            WALNUT FUNDS, INC.


                                            By: /s/ Joel S. Kanter
                                               -------------------
                                            Name:  Joel S. Kanter

                                            Title: President

Attest:

/s/ Karyn Doerfler
----------------------
Name:   Karyn Doerfler
Title:  Attorney